EXHIBIT 99.1
                                                                    ------------

                                                           For Immediate Release
                                                       Wednesday, March 27, 2002

                                          Contact:            Walter Berger, CFO
                                          Media Contact:      John Thomas
                                                              (317) 266-0100


     EMMIS COMMUNICATIONS OFFERS 4.0 MILLION SHARES OF CLASS A COMMON STOCK


Indianapolis ... Emmis Communications Corporation (NASDAQ: EMMS) today announced a public offering of 4.0 million shares of Class A common stock at a price to the public of $26.80 per share. All of the shares are offered by the company and were registered on the company's universal shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on June 25, 2001.

Deutsche Banc Alex. Brown is acting as the sole book-running manager and Credit Suisse First Boston is co-lead manager for the offering. The offering is expected to close Tuesday, April 2, 2002, and the net aggregate proceeds from the offering are expected to be $104.5 million. The underwriters have a 30-day option to purchase up to 600,000 additional shares of common stock from the company solely to cover over-allotments, if any.

Emmis intends to use the net proceeds from this offering to repay outstanding indebtedness under its credit facility and possibly to redeem or repurchase some of its outstanding 121/2% senior discount notes due 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such

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state. A prospectus relating to the offering can be obtained from Deutsche Banc
Alex. Brown Information Center at 410-895-2080.

Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 15 television stations, award-winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing. In February, the company entered into agreements to sell its two Denver radio stations. Those sales are pending.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "continues," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry; inability to obtain necessary approvals for our pending acquisitions or to complete our pending acquisitions; changes in the costs of programming; inability to grow through suitable acquisitions, including the desired radio; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


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